 QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

AMENDMENT AND RESTATEMENT OF
ALLIANT TECHSYSTEMS INC. INCOME SECURITY PLAN

    The Alliant Techsystems Inc. Income Security Plan previously was adopted to provide income security to certain designated individuals or groups of individuals of Alliant Techsystems Inc. and its Subsidiaries. The Board of Directors determined that it was in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of its management in light of the potential occurrence of changes of control of the Company, without concern as to whether such individuals might be hindered or distracted by personal uncertainties and risks created by any such potential change of control. In adopting the Plan, the Board of Directors also recognized and anticipated that differing, or enhanced, severance arrangements or benefits may be in the Company's interest for particular employees, or in particular circumstances not then present or anticipated. Adoption of the Plan was not intended to address all conceivable situations in which providing such benefits would be in the Company's interest and therefore, was not intended to preclude such other arrangements. The Board of Directors now has determined that it is in the best interests of the Company and its stockholders, in order to carry out the purposes of the Plan, to amend and restate the Plan as set forth below to address current circumstances.

    The Plan shall be administered by the Personnel and Compensation Committee of the Company's Board of Directors, with the approval, as to matters involving any publicly traded Subsidiary of the Company, of the compensation committee of such publicly-traded Subsidiary.

    1.  Definitions.

    (a) "Annual Base Salary" shall mean Participant's annual, regular rate of cash compensation excluding all other elements of compensation such as, without limitation, incentive or other bonus awards, perquisites, stock options or stock awards, and retirement and welfare benefits.

    (b) "Annual Incentive Award" shall mean the greater of (i) a Participant's target annual cash incentive bonus award for the Company's fiscal year in which the Change of Control occurs (or if no such award was determined prior to the Change of Control Date, the Participant's target annual cash incentive bonus award for the Company's immediately preceding fiscal year) and (ii) the average of the Participant's actual annual cash incentive bonus payments for the last three (3) full fiscal years prior to the Change of Control (or such shorter period that the Participant was employed by the Company prior to the Change of Control).

    (c) The "Board" shall mean the Board of Directors of the Company.

    (d) "Cause" shall mean:

      (1) a Participant's conviction of a felony (or guilty or nolo contendere plea in connection therewith) involving an actual sentence of incarceration for a period of at least three (3) months, provided that such felony relates to the Company's business or any activities engaged in by the Participant while on Company premises or while engaged in activities related to the Company's business; or

      (2) a determination by the Board that a Participant has committed a material breach of the duties and responsibilities of the Participant as an officer or employee of the Company, which breach is (i) demonstrably willful and deliberate, or committed in bad faith or without reasonable belief that the activity undertaken by the Participant is in the best interests of the Company and (ii) if subject to cure, not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach.

    (e) "Change of Control" shall mean:

      (1) the acquisition by any "person" or group of persons (a "Person"), as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and the regulations thereunder (the "Exchange Act") (other than the Company or a Subsidiary or any Company employee benefit plan (including its trustee)) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing, directly or indirectly, more than forty percent (40%) of the total number of shares of the Company's then outstanding Voting Securities;

      (2) consummation of a reorganization, merger or consolidation of the Company, or the sale or other disposition of all or substantially all of the Company's assets (a "Business Combination"), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners of the total number of shares of the Company's outstanding Voting Securities immediately prior to both (x) such Business Combination, and (y) any Change Event occurring within twelve (12) months prior to such Business Combination, beneficially own, directly or indirectly, more than sixty percent (60%) of the total number of shares of the outstanding Voting Securities of the resulting corporation, or the acquiring corporation, as the case may be, immediately following such Business Combination (including, without limitation, the outstanding Voting Securities of any corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the total number of shares of the Company's outstanding Voting Securities;

      (3) the individuals who, as of the date this amendment and restatement of the Plan is adopted by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the nomination for election of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for the purposes of this definition, be considered a member of the Incumbent Board;

      (4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

      (5) any other circumstances (whether or not following a "Change Event") which the Board determines to be a Change of Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan. Any determination made under this subsection (e)(5) shall be irrevocable except by vote of a majority of the members of the Board who voted in favor of making such determination.

  For purposes of this subsection (e), a "Change of Control" shall not result from any transaction precipitated by the Company's insolvency, appointment of a conservator, or determination by a regulatory agency that the Company is insolvent.

    (f)  "Change of Control Date" shall mean the first date on which a Change of Control occurs.

    (g) "Change Event" shall mean:

      (1) the acquisition after the date this Plan originally was adopted by the Board, by any Person (other than the Company or a Subsidiary, or any Company employee benefit plan (including its trustee)) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company directly or indirectly representing fifteen percent (15%) or more of the total number of shares of the Company's then outstanding Voting Securities (excluding the sale or issuance of such securities directly by the Company, or where the acquisition of such securities is made by such Person from five (5) or fewer stockholders in a transaction or transactions approved in advance by the Board); or

      (2) the public announcement by any Person of an intention to acquire the Company through a tender offer, exchange offer, or other unsolicited proposal.

    (h) "Committee" shall mean the Personnel and Compensation Committee of the Board.

    (i)  "Company" shall mean Alliant Techsystems Inc. and its successors and assigns.

    (j)  "Date of Termination" shall mean the date on which a Participant's employment with the Company or a Subsidiary terminates, including by reason of a Qualifying Termination.

    (k) "Disability" means, with respect to a Participant, a determination by the Board that such Participant has become disabled within the meaning of the Company's long term disability plan as in effect immediately prior to the Change of Control Date.

    (l)  "Executive Life Insurance" shall mean any life insurance policy insuring the life of a Participant which is in force as of any Change of Control Date, including policies with accumulated cash value.

    (m) "Participant" shall mean an individual designated from time to time by the Committee as being entitled to the benefits provided under the Plan. The Committee may designate a group of individuals as Participants. The Committee may remove an individual as a Participant. Unless otherwise determined by the Committee, a Participant shall cease to be covered by the Plan automatically if such Participant ceases to be within a designated Participant group, provided that such change of status occurs prior to a Change of Control. Attached as Exhibit A is a list of the Participants as of the date this Plan is adopted by the Board.

    (n) "Performance Cash Award" shall mean any grant, award or issuance of a cash incentive award (other than an annual cash incentive bonus award), which is intended to represent performance over a period longer than one fiscal year of the Company. Performance Cash Awards shall include, but are not limited to, grants under the Company's Cash Value Added Incentive Program.

    (o) "Performance Shares" shall mean any grant, award or issuance of performance shares, which if earned, would result in the Participant receiving the Company's securities, whether under plans now existing or hereafter adopted.

    (p) "Plan" shall mean the Alliant Techsystems Inc. Income Security Plan, as amended from time to time.

    (q) "Qualifying Termination" shall mean any of the following:

      (1) A termination of a Participant's employment by action of the Company or a Subsidiary, as applicable, within three (3) years after a Change of Control Date, for any reason other than a termination for Cause or on account of the Participant's Disability;

      (2) A termination of employment by written election of a Participant, delivered within three (3) years after a Change of Control Date, for one or more of the following reasons specified by the Participant:

         (i) Change of Compensation.  A reduction by the Company or a Subsidiary, as applicable, in the Participant's Annual Base Salary, Annual Incentive Award or the aggregate dollar value of the Participant's Stock Award or Performance Cash Award (determined in accordance with the Company's policies and procedures based on the Participant's Annual Base Salary and award parameters in effect immediately prior to the Change of Control Date for the fiscal year in which the Change of Control occurs), below the rate or value thereof in effect immediately prior to such Change of Control, or the failure by the Company and such Subsidiary to continue the Participant's eligibility in any Welfare Benefits or Retirement Plans in which the Participant was participating immediately prior to such Change of Control unless such Welfare Benefits or Retirement Plans are terminated by the Company in their entirety, and the elimination of eligibility affects all exempt employees, or the Participant is permitted to participate in other plans providing the Participant with materially comparable Welfare Benefits and in materially comparable Retirement Plans; or

        (ii) Change of Location.  The Company or a Subsidiary, as applicable, requiring the Participant to be based anywhere other than the Participant's work location immediately prior to the Change of Control Date, as it may be changed thereafter with the Participant's consent, or a location within fifty (50) miles from such location; unless such relocation is agreed to in writing by both the Company and the Participant, or is permitted by the terms of the Participant's employment agreement with the Company; or

        (iii) Change of Position.  The assignment to the Participant of any duties inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; or

        (iv) No Assumption by Successor.  The failure by the Company or a Subsidiary, as applicable, to obtain the assumption of this Plan from a successor in accordance with subsection 11(c) below.

  Notwithstanding the foregoing provisions of this subsection (q)(2), in the case of any such termination of employment by the Participant pursuant to paragraphs (i), (ii) or (iii) above, such termination shall not be deemed to be a Qualifying Termination unless the Company receives written notice of such Participant's claim of a Qualifying Termination within sixty (60) days after the occurrence of the events constituting the Participant's reason for such termination and the Company or Subsidiary does not within thirty (30) days after receipt of such notice cure the stated reason therefor; or

      (3) A termination of a Participant's employment by the Company or a Subsidiary within twelve (12) months after a Change Event if the Participant can demonstrate that such termination or reason for termination (i) was at the specific request of a third party with which the Company or the Subsidiary had entered into negotiations or an agreement with regard to a subsequent Change of Control; or (ii) otherwise occurred in connection with, or in anticipation of, such Change of Control.

In the event that upon a Change of Control the Company ceases to be a publicly-traded corporation, such event will not, in and of itself constitute a reason for a Qualifying Termination under paragraph (2) above unless one of the reasons set forth in paragraphs (i), (ii) or (iii) above also occurs. For purposes of this Plan, a termination of a Participant's employment on account of the Participant's death, Disability or Retirement shall not constitute a Qualifying Termination.

    (r) "Retirement" shall mean the voluntary retirement of a Participant pursuant to the terms of a Retirement Plan.

    (s) "Retirement Plan" shall mean any retirement plan of the Company (or any relevant Subsidiary) referenced in subsection 4(a)(3) or (4) below, including, but not limited to, the Pension Plan, the Thrift Plan, and the SERP.

    (t)  "Stock Award" shall mean any grant, award or issuance of a stock option, restricted stock, Performance Share or similar compensatory device, which, if earned, would either result in the Participant receiving the Company's securities, or the opportunity to purchase the Company's securities, or which would pay a cash amount based upon the value of the Company's securities, whether under plans now existing or hereafter adopted, or which are otherwise granted to a Participant.

    (u) "Subsidiary" or "Subsidiaries" shall mean (i) any person or persons that is or are directly or indirectly controlled by the Company or (ii) any other person or persons in which the Company has a significant equity interest, as determined by the Board.

    (v) "Voting Securities" shall mean any shares of the capital stock or other securities of the Company that are generally entitled to vote in elections for members of the Board.

    (w) "Welfare Benefits" shall mean coverage and benefits provided to a Participant under the Company's then applicable health, disability or life insurance programs generally applicable to employees of status comparable to the Participant.

    2.  Obligations of Company Upon Change Event.

    Upon the occurrence of a Change Event, the Board shall be prohibited from making any subsequent amendments to the Plan in its then current form unless such amendment does not adversely affect then eligible Participants with respect to any Change of Control occurring within one (1) year after such Change Event, provided, however, that notwithstanding the occurrence of a Change Event, subject to the provisions of Section 1(q)(3), the Company and any Subsidiary, as applicable, shall remain free in all respects to terminate a Participant, modify a Participant's terms of employment, change or remove a Participant from corporate offices, or otherwise take actions which would affect a Participant's compensation or benefits, whether or not an employee is or remains a Participant under the Plan, subject only to that Participant's individual employment agreement, if any. The occurrence of a Change Event shall not obligate the Company to pay any benefits pursuant to Section 4.

    3.  Trust Funding.

    At times, in amounts and on terms determined by the Committee, but in no event later than the Change of Control Date (the "Required Funding Date"), the Company shall establish a trust fund (the "Trust"), of which eligible Participants shall be the beneficiaries, to secure the Change of Control severance payments and benefits to be provided in the manner described in Sections 4(a) and 8. The Trust shall be funded in cash or letter of credit by the Company not later than the Required Funding Date, or an earlier date if authorized by the Committee. Interest earned on amounts deposited by the Company into the Trust shall be due to the Company, and any surplus incurred shall be retained by the Company. In the event that a Participant becomes eligible for benefits pursuant to Section 4, that Participant shall be subject to current taxation on the full amount held in the Trust for that Participant's benefit, and the Company will directly pay such taxes due from the Trust.

    4.  Obligations of Company Upon Qualifying Termination.

    In the event of a Qualifying Termination, then

    (a) The Company shall pay to a Participant in a lump sum in cash within thirty (30) days after the Participant's Date of Termination the aggregate of the following amounts:

      (1) the sum of (A) the Participant's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) the greater of (x) the Participant's Annual Incentive Award for the full fiscal year in which the Date of Termination occurs and (y) the Participant's annual cash incentive award for the full fiscal year in which the Date of Termination occurs, determined based on actual individual and corporate performance through the Date of Termination, (C) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and (D) an amount in lieu of and equal to the actuarial equivalent of the Participant's actual benefit, if any, under any excess or supplemental retirement plan in which the Participant participates (the

  "SERP") as of the Date of Termination, not including any amounts determined under subsection 4(a)(3) or (4) below;

      (2) the amount equal to the product of (A) three (3) and (B) the sum of (x) the Participant's Annual Base Salary, (y) the Annual Incentive Award and (z) the greater of (I) the Participant's target award of Performance Shares and target Performance Cash Award for the Company's fiscal year in which the Change of Control occurs (or if no such awards were determined prior to the Change of Control Date, the Participant's target award of Performance Shares and target Performance Cash Award for the Company's immediately preceding fiscal year); and (II) the average of the Participant's actual dollar value of Performance Share and Performance Cash Award payouts for the last three (3) full fiscal years prior to the Change of Control (or for such shorter period that the Participant was employed by the Company prior to the Change of Control); and

      (3) an amount equal to the excess of (A) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Pension Plan") (utilizing actuarial assumptions no less favorable to the Participant than those in effect under the Pension Plan immediately prior to the Change of Control Date), and the SERP which the Participant would receive if the Participant's employment continued for three (3) years after the Date of Termination (with respect to both the Participant's age and years of service) assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Participant's compensation in each of the three (3) years is as in effect immediately prior to a Change of Control, over (B) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Pension Plan and the SERP as of the Date of Termination; and

      (4) an amount equal to the additional Company matching contributions that would have been made on the Participant's behalf in the Company's defined contribution retirement plan or any successor plan (the "Thrift Plan") (assuming continued participation on the same basis as immediately prior to the Change of Control Date), plus the additional amount of any benefit the Participant would have accrued under the SERP as a result of contribution limitations in the Thrift Plan, which the Participant would receive if the Participant's employment continued for three (3) years after the Date of Termination, assuming for this purpose that the Participant's compensation in each of the three (3) years is as in effect immediately prior to a Change of Control and that the Company's matching contributions are determined pursuant to the applicable provisions of the Thrift Plan and the SERP, as in effect during the twelve (12)-month period immediately prior to the Change of Control Date.

    (b) For three (3) years after a Participant's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Participant and/or Participant's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies providing Welfare Benefits if the Participant's employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other employees of the Company of a status comparable to the Participant and their families; provided, however, that if the Participant meets the requirements for current coverage under another employer-provided plan providing such benefits, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to such plans, practices, programs and policies, the Participant shall be considered to have remained employed until three (3) years after the Date of Termination and to have retired on the last day of such period.

    (c) For three (3) years after a Participant's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide to the Participant and/or the Participant's family fringe benefits (including perquisites) at least equal to those which would have been provided to them in accordance with the fringe benefit plans, programs, practices and policies if the Participant's employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other employees of the Company of a status comparable to the Participant and their families.

    (d) Any Executive Life Insurance programs in force on the life of a Participant as of the Change of Control Date shall be continued in force for a period of three (3) years after the Participant's Date of Termination; thereafter the policy, including the cash value thereof, shall be transferred to the Participant with a lump sum cash payment sufficient to pay actual taxes due on account of such transfer.

    (e) The Company shall, at its own expense as incurred, provide a Participant with outplacement services, the scope and provider of which shall be selected by the Participant in the Participant's sole discretion, provided that the aggregate cost of such services shall not exceed $50,000.

    5.  Treatment of Stock Awards and Performance Cash Awards.

    (a) If, as a result of a Change of Control, the Company's Common Stock ceases to be listed for trading on the New York Stock Exchange, American Stock Exchange or the National Market List of the National Association of Securities Dealers, Inc., Automated Quotation System (a "Trading System"), any Stock Award or Performance Cash Award that is unvested at the Change of Control Date shall continue to vest according to the terms and conditions of such award; provided that such award is replaced with an award for voting securities of the resulting corporation, or the acquiring corporation, as the case may be (including without limitation, the outstanding voting securities of any corporation which as a result of the Change of Control owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (the "Surviving Company") which are traded on a Trading System (a "Replacement Award"), which Replacement Award, (i) in the case of options, shall consist of options with the number of options and exercise price determined in a manner consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended, with vesting continuing in the same manner as the replaced award; (ii) in the case of Performance Shares or a Performance Cash Award, shall consist of restricted stock with a value (determined using the Surviving Company's stock price as of the Change of Control Date) equal to the value of the Performance Shares and Performance Cash Award (determined assuming attainment of target performance or actual performance achieved as of the Change of Control Date, or the average of a Participant's actual dollar value of Performance Share or Performance Cash Award payouts for the last three (3) full fiscal years prior to the Change of Control (or for such shorter period that the Participant was employed by the Company prior to the Change of Control), whichever is greatest), with any restrictions on such restricted shares lapsing at the end of the measuring period over which performance for the replaced Performance Shares or Performance Cash Award was to be measured prior to the granting of the Replacement Award; and (iii) in the case of restricted stock or similar such grant, shall consist of restricted stock with a value (determined using the Surviving Company's stock price as of the Change of Control Date) equal to the value of the replaced restricted stock (determined using the Company's stock price as of the Change of Control Date), with any restrictions on such Replacement Award lapsing at the same time and manner as the replaced award; provided, however, that in the event of a Qualifying Termination, any unvested Replacement Award shall immediately vest, and in the case of options, shall be exercisable for the lesser of the normal expiration period or three (3) years after the Date of Termination; and provided further that the Participant, with respect to a Replacement Award, shall have the right to sell, and the Company shall have the obligation to purchase (unless the existence of such right and obligation would cause a transaction occurring in connection with the Change in Control to be ineligible for pooling of interests accounting treatment that would, but for the right and obligation, be eligible for such accounting treatment), any securities received from the exercise of options or the vesting of restricted stock at a price equal to the Surviving Company's stock price as of the Change of Control Date, which right and obligation shall continue for a period of thirty (30) days following the later of (i) the exercise of such options or the vesting of such restricted stock or (ii) the first day following such exercise or vesting in which the Participant is not restricted by federal or state securities laws from selling such securities. If Stock Awards or Performance Cash Awards that are unvested at the time of the Change of Control are not replaced with Replacement Awards, such awards shall thereupon immediately vest and, in the case of Performance Shares or Performance Cash Awards, shall vest based upon deemed attainment of target performance or actual performance achieved, or the average of a Participant's actual dollar value of Performance Share or Performance Cash Award payouts for the last three (3) full fiscal years prior to the Change of Control (or for such shorter period that the Participant was employed by the Company prior to the Change of Control), whichever is greatest.

    (b) If, as a result of a Change of Control, the Company's Common Stock continues to be listed for trading on the New York Stock Exchange, American Stock Exchange or the National Market List of the National Association of Securities Dealers, Inc., Automated Quotation System (a "Trading System"), any unvested Stock Award or Performance Cash Award shall continue to vest according to the terms and conditions of such award; provided however, that, in the event of a Qualifying Termination, any Stock Award or Performance Cash Award that is unvested at the time of the Change of Control shall thereupon immediately vest and (i) in the case of options, shall be exercisable for the lesser of the normal expiration period or three (3) years after the Date of Termination and (ii) in the case of Performance Shares or a Performance Cash Award, shall vest as of the Date of Termination based upon deemed attainment of target performance or actual performance achieved, or the average of a Participant's actual dollar value of Performance Share or Performance Cash Award payouts for the last three (3) full fiscal years prior to the Change of Control (or for such shorter period that the Participant was employed by the Company prior to the Change of Control), whichever is greatest; and provided further that the Participant, with respect to such Stock Award, shall have the right to sell, and the Company shall have the obligation to purchase from the Participant, any Voting Securities received from the exercise of options or the vesting of Performance Shares or restricted stock at a price equal to the Company's stock price as of the date of the Change of Control, which right and obligation shall continue for a period of thirty (30) days following the later of (i) the exercise of such options or the vesting of such Performance Shares or restricted stock or (ii) the first day following such exercise or vesting in which the Participant is not restricted by federal or state securities laws from selling such securities.

    6.  Non-exclusivity of Rights.

    Other than as specifically set forth herein, nothing in this Plan shall prevent or limit a Participant's continuing or future participation in any plan, program, policy or practice (collectively, an "Arrangement") provided by the Company or a Subsidiary and for which the Participant may qualify, nor shall anything in this Plan limit or otherwise affect such rights as the Participant may have under any contract or agreement (collectively, "Agreement") with the Company or a Subsidiary. Unless otherwise agreed in writing by the Company and a Participant, and subject to the terms and conditions of subsection 4(b), whenever a Participant would be entitled to payment of any salary, incentive bonus, Welfare Benefits, or other compensation or benefits under an Arrangement or Agreement other than this Plan, the Participant shall be entitled to receive (including by way of partial application of each of this Plan and such other Arrangement and/or Agreement) the payments and Welfare Benefits most favorable to the Participant (as determined in good faith by the Participant and evidenced in a written election by the Participant delivered to the Company within ten (10) business days after the Date of Termination), provided, however, that nothing herein shall be construed or shall operate in such a manner as shall permit a Participant to receive the same type of payment or Welfare Benefit under more than one of this Plan or such other Arrangement and/or Agreement.

    7.  Full Settlement.

    The Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to reimburse the Participant, to the full extent permitted by law, for all legal fees and related expenses which a Participant may incur as a result of any contested denial by the Company of the benefits set forth herein (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan) regardless of the outcome thereof. In addition, the Company agrees to pay to the Participant a cash payment sufficient to pay actual taxes due on account of such reimbursement. Any payments made by the Company to a Participant pursuant to this Section 7 shall be paid within thirty (30) days of notification by the Participant of payment of such fees, expenses, or taxes. It may be made a condition of payments hereunder that a Participant deliver a full and complete release of the Company from all claims other than for the making of payments and the performance of obligations hereunder.

    8.  Certain Additional Payments by the Company.

    Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 8 (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes on the Gross-Up Payment including, without limitation, any income taxes, employment taxes, excise taxes, and interest and penalties imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    9.  Confidential Information.

    A Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, which shall have been obtained by the Participant during the Participant's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant's employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

    10.  Non-Compete.

    In order for any Participant to become eligible for receipt of the payments and benefits set forth herein, the Participant shall agree and acknowledge that, during the one year following Participant's Date of Termination, said Participant shall not, in any capacity whatsoever, compete with the business of the Company as carried on by the Company, in any geographic area in which the Company is doing or has done business. In the event the provisions of this Section 10 are found to be invalid or unenforceable as set forth herein, then this Section 10 shall be thereupon deemed amended to the extent and in the manner necessary to render its provisions valid and enforceable.

    11.  Successors.

    (a) This Plan is personal to the Participants and without the prior written consent of the Company shall not be assignable by a Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by a Participant's legal representatives.

    (b) This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company shall notify all Participants of any breach of the obligation described in the immediately preceding sentence within thirty (30) days of such breach. As used in this Plan, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

    12.  Scope of Plan.

    The Participants and the Company acknowledge that, except as may otherwise be provided under any other written agreement between a Participant and the Company, the employment of a Participant by the Company is "at will" and prior to the Change of Control Date (but subject to Section 2), a Participant's employment may be terminated by either the Participant or the Company at any time prior to the Change of Control Date, in which case the Participant shall have no further rights under this Plan. In addition, in the event a Participant's employment is terminated as a result of the Participant's death or Disability, the Participant shall have no further rights under this Plan. From and after the Change of Control Date, this Plan shall supersede any other agreement, plan, program, policy or arrangement between the Company (or a Subsidiary) and the Participants with respect to the subject matter hereof.

    13.  Changes to Plan; Waiver of Terms.

    This Plan may be altered, amended or modified at any time by the Board subject only to Section 2; provided, however, that the Board shall be prohibited from making any amendments to the Plan after the Change of Control Date to the extent such amendment adversely affects one or more Participants who has not waived any term, covenant, agreement or condition otherwise contained in the Plan. A waiver of any term, covenant, agreement, or condition contained in this Plan shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default or of any other term, covenant, agreement or condition.

Exhibit A
LIST OF INCOME SECURITY PLAN PARTICIPANTS

ALL ATK ELECTED OFFICERS
Don L. Stickinski(1)

(1)
Mr. Sticinski resigned from his position with the Company effective September 19, 2000. However, under the terms of the Separation Agreement between the Company and Mr. Sticinski, he is a Participant in the Plan until September 1, 2001, his Termination Date.

QuickLinks

AMENDMENT AND RESTATEMENT OF ALLIANT TECHSYSTEMS INC. INCOME SECURITY PLAN
Exhibit A LIST OF INCOME SECURITY PLAN PARTICIPANTS